EXHIBIT 99.1

Jerrold J. Pellizzon	Phil Bourdillon/Gene Heller
Chief Financial Officer	Silverman Heller Associates
(714) 549-0421	(310) 208-2550

CERADYNE, INC. REPORTS FIRST QUARTER
2010 FINANCIAL RESULTS

Costa Mesa, Calif.– April 27, 2010–Ceradyne, Inc. (Nasdaq: CRDN) reported financial results for the first quarter ended March 31, 2010.

Sales for the first quarter 2010 were $110.0 million, compared with $99.8 million in first quarter 2009. Net income for the first quarter 2010 increased to $5.0 million, or $0.20 per fully diluted share, compared to $0.7 million, or $0.03 per fully diluted share in the first quarter 2009. The net income for the first quarter 2010 included a pre-tax charge for losses on auction rate securities of $1.9 million or a reduction of approximately $0.05 to fully diluted earnings per share. Fully diluted average shares outstanding for first quarter 2010 were 25,585,369 compared to 26,033,194 in the same period in 2009.

The Company is again reiterating its guidance for the full fiscal year 2010 initially given on October 27, 2009 and reiterated on January 11, and again on February 27, 2010 of $.60 per fully diluted share to approximately $1.05 per fully diluted share and sales from $380.0 to $430.0 million.

Gross profit margin was 23.1% of net sales in the first quarter 2010 compared to 23.6% in the same period in 2009. The provision for income taxes was 23.5% in first quarter 2010, compared to 39.8% in the first quarter 2009.

New orders for first quarter 2010 were $105.7 million, compared to $150.7 million for the same period last year. Total order backlog as of March 31, 2010 was $130.8 million, compared to $177.2 million at March 31, 2009.

Joel P. Moskowitz, Ceradyne president and chief executive officer, commented:  “Although today’s reported financial results for the first quarter of 2010 were well within our projections, I believe a more interesting and positive analysis can be obtained by examining what areas contributed to the total Company performance.

“Lightweight Ceramic Body Armor. Sales in Q1 2010 were $30.9 million, down $15.4 million from $46.3 million in shipments in Q1 2009. To date, we have not received additional delivery orders for either XSAPI or ESAPI against the remaining $2.2 billion ID/IQ (Indefinite Delivery/Indefinite Quantity) contract which runs through October 2013. The wide range in our projections is based on the uncertainty of body armor delivery orders in time to ship in 2010. We have recently accelerated our marketing efforts related to lightweight ceramic body armor.

“ESK Ceramics. Sales of ESK’s products increased $8.1 million in Q1 2010 from $23.6 million in Q1 2009 to $31.7 million in Q1 2010. ESK’s pre-tax income turned sharply around from a pre-tax loss in Q1 of last year of $4.4 million to a pre-tax income in Q1 2010 of $2.1 million. Furthermore, gross margins this quarter were 23.3% compared to 14.3% in last year’s first quarter.

“Although ESK experienced about $1.4 million in revenue in Q1 2010 that may not repeat going forward, we believe that many of ESK’s core product lines, as well as some pricing strength, will continue to produce positive results from our Germany based operation.

“Solar Energy (Thermo Materials Division). Ceradyne’s Thermo Materials division, which includes ceramic crucibles used in the manufacture of photovoltaic solar cells, ceramic missile radomes, and PIC (precision investment casting) materials saw their sales increase 36.8% to $22.2 million from Q1 2009’s $16.2 million.  Related gross profits increased to $7.8 million from last year’s Q1 of $5.8 million. In Q1 2010, the Company began construction of its new 218,000 square foot solar crucible manufacturing plant in Tianjin, China.  This new facility is expected to be operational early in 2011.

“Nuclear (Power Plant) Energy. Ceradyne’s entry into the nuclear energy market is predicated on the neutron absorbing properties of the element boron (B) and its isotope 10B. Our products consist of nuclear chemicals and ceramics based on our ability to separate the 10B isotope at our Ceradyne Boron Products subsidiary, nuclear waste containment structural components produced at our Ceradyne Canada subsidiary, and boron carbide powder used for control rods made in Kempten, Germany, by our ESK Ceramics subsidiary.

“New bookings for our nuclear product lines increased to $14.7 million in Q1 2010 from $4.9 million in Q1 2009 with backlog of nuclear related materials at $23.8 million at March 31, 2010 up from $12.7 million at March 31, 2009.”

Moskowitz further stated, “Our goal of a more balanced, diversified product line with increasing levels of non-defense products while maintaining our military products at a reduced level from prior years is falling into place. Our strong balance sheet with $252.0 million in cash, cash equivalents and short-term investments should provide the financial strength to continue to invest in internal expansion, possible acquisitions, and stock and/or convertible bond repurchases.”

Conference Call and Webcast Information

Ceradyne will host a conference call today at 8:00 a.m. PDT (11:00 a.m. EDT) to review the financial results for the first quarter ended March 31, 2010. To participate in the teleconference, please call toll free 877-717-3046 (or 706-634-6364 for international callers) approximately 10 minutes prior to the above start time and provide Conference ID 67770207. Investors or other interested parties may listen to the teleconference live via the Internet at www.ceradyne.com or www.earnings.com. These web sites will also host an archive of the teleconference. A telephone playback will be available beginning at 11 a.m. PDT on April 27 through 11 a.m. PDT on April 30, 2010. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 67770207.

Information about Ceradyne, Inc.

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications.

In many high performance applications, products made of advanced technical ceramics meet specifications that similar products made of metals, plastics or traditional ceramics cannot achieve. Advanced technical ceramics can withstand extremely high temperatures, combine hardness with light weight, are highly resistant to corrosion and wear, and often have excellent electrical capabilities, special electronic properties and low friction characteristics. Additional information can be found at the Company’s web site: www.ceradyne.com.

Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as "anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and its quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date thereof.

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CERADYNE, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	Three Months Ended March 31,
	2010	2009
	(Unaudited)
NET SALES	$110,038	$99,772
COST OF GOODS SOLD	84,672	76,185
Gross profit	25,366	23,587
OPERATING EXPENSES
Selling	5,855	6,907
General and administrative	8,042	9,722
Acquisition related credit	(88)	-
Research and development	2,944	3,378
Restructuring - severance	7	939
	16,760	20,946

INCOME FROM OPERATIONS	8,606	2,641
OTHER INCOME (EXPENSE):
Interest income	899	728
Interest expense	(1,586)	(2,085)
Loss on auction rate securities	(1,927)	(104)
Miscellaneous	529	(3)
	(2,085)	(1,464)
INCOME BEFORE PROVISION FOR INCOME TAXES	6,521	1,177
PROVISION FOR INCOME TAXES	1,531	469
NET INCOME	$4,990	$708
BASIC INCOME PER SHARE	$0.20	$0.03
DILUTED INCOME PER SHARE	$0.20	$0.03
WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	25,411	25,822
DILUTED	25,585	26,033

CERADYNE, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	March 31, 2010	December 31, 2009
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$133,767	$122,154
Restricted cash	-	3,130
Short-term investments	118,277	117,666
Accounts receivable, net of allowances for doubtful accounts of $749
and $851 at March 31, 2010 and December 31, 2009, respectively	59,552	53,269
Other receivables	20,063	11,424
Inventories, net	89,517	100,976
Production tooling, net	10,449	12,006
Prepaid expenses and other	16,278	19,932
Deferred tax asset	12,874	13,796
TOTAL CURRENT ASSETS	460,777	454,353
PROPERTY, PLANT AND EQUIPMENT, net	231,180	239,322
LONG TERM INVESTMENTS	19,612	20,019
INTANGIBLE ASSETS, net	87,696	89,409
GOODWILL	43,307	43,880
OTHER ASSETS	2,687	2,721
TOTAL ASSETS	$845,259	$849,704

CURRENT LIABILITIES
Accounts payable	$23,399	$24,683
Accrued expenses	23,766	23,463
TOTAL CURRENT LIABILITIES	47,165	48,146
LONG-TERM DEBT	82,990	82,163
EMPLOYEE BENEFITS	20,786	21,769
OTHER LONG TERM LIABILITY	39,229	39,561
DEFERRED TAX LIABILITY	9,151	8,348
TOTAL LIABILITIES	199,321	199,987
COMMITMENTS AND CONTINGENCIES (Note 15)
SHAREHOLDERS’ EQUITY
Common stock, $0.01 par value, 100,000,000 authorized, 25,434,497 and 25,401,005 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively	256	254
Additional paid-in capital	158,245	157,679
Retained earnings	475,246	470,256
Accumulated other comprehensive income	12,191	21,528
TOTAL SHAREHOLDERS’ EQUITY	645,938	649,717
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$845,259	$849,704

CERADYNE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Three Months Ended March 31,
	2010	2009
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,990	$708
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY OPERATING ACTIVITIES:
Depreciation and amortization	9,178	9,465
Non cash interest expense on convertible debt	827	1,001
Deferred income taxes	174	(1,545)
Stock compensation	964	865
Loss on marketable securities	1,927	104
Loss (gain) on equipment disposal	4	(12)
Change in operating assets and liabilities (net of effect of businesses acquired):
Accounts receivable, net	(7,035)	4,613
Other receivables	(8,863)	680
Inventories, net	9,672	(356)
Production tooling, net	1,498	1,173
Prepaid expenses and other assets	3,300	1,040
Accounts payable and accrued expenses	(134)	(1,222)
Income taxes payable	-	1,717
Other long term liability	(328)	72
Employee benefits	140	275
NET CASH PROVIDED BY OPERATING ACTIVITES	16,314	18,578
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(6,851)	(7,711)
Changes in restricted cash	3,130	-
Purchases of marketable securities	(344)	(24,583)
Proceeds from sales and maturities of marketable securities	12	1,340
Proceeds from sale of equipment	284	14
NET CASH USED IN INVESTING ACTIVITIES	(3,769)	(30,940)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of stock due to exercise of options	24	5
Excess tax benefit due to exercise of stock options	7	-
Shares repurchased	-	(832)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	31	(827)
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(963)	(903)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	11,613	(14,092)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	122,154	215,282
CASH AND CASH EQUIVALENTS, END OF PERIOD	$133,767	$201,190
SUPPLEMENTAL DISCLOSURES OF CASH FLOW ACTIVITIES:
Interest paid	$4	$7
Income taxes paid	$1,369	$627

CERADYNE, INC.
SEGMENT FINANCIAL INFORMATION
(Amounts in thousands)

The financial information for all segments is presented below:

	Three Months Ended March 31,
	2010	2009
Revenue from External Customers
Advanced Ceramic Operations	$51,829	$56,250
ESK Ceramics	31,748	23,586
Semicon Associates	2,259	2,076
Thermo Materials	22,174	16,211
Ceradyne Canada	333	313
Boron	6,186	6,049
Inter-segment elimination	(4,491)	(4,713)
Total	$110,038	$99,772

Depreciation and Amortization
Advanced Ceramic Operations	$2,348	$2,599
ESK Ceramics	3,303	3,138
Semicon Associates	84	93
Thermo Materials	1,345	1,348
Ceradyne Canada	341	310
Boron	1,757	1,977
Total	$9,178	$9,465

Segment Income (Loss) before Provision for Income Taxes
Advanced Ceramic Operations	$2,059	$4,247
ESK Ceramics	2,071	(4,389)
Semicon Associates	214	234
Thermo Materials	4,477	3,632
Ceradyne Canada	(886)	(769)
Boron	(1,220)	(1,753)
Inter-segment elimination	(194)	(25)
Total	$6,521	$1,177

Segment Assets
Advanced Ceramic Operations	$411,180	$392,274
ESK Ceramics	192,166	209,922
Semicon Associates	5,695	6,046
Thermo Materials	107,995	98,064
Ceradyne Canada	16,866	21,139
Boron	111,357	118,261
Total	$845,259	$845,706

Expenditures for Property, Plant & Equipment
Advanced Ceramic Operations	$1,312	$1,184
ESK Ceramics	487	1,424
Semicon Associates	188	51
Thermo Materials	3,389	4,793
Ceradyne Canada	46	100
Boron	1,429	159
Total	$6,851	$7,711

CERADYNE, INC.
MARKET APPLICATION FINANCIAL INFORMATION
(Amounts in thousands)

We categorize our products into four market applications. The table below shows our sales by market application and the percentage contribution to our total sales of each market application in the different time periods.

	Three Months Ended March 31,
	2010		2009
	Sales	%	Sales	%
Defense	$45,734	41.6	$52,228	52.3
Industrial	51,982	47.2	38,981	39.1
Automotive/Diesel	9,429	8.6	5,520	5.5
Commercial	2,893	2.6	3,043	3.1
Total	$110,038	100.0%	$99,772	100.0%

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